                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                               HARSCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[Harsco Logo]

NOTICE OF
2003 MEETING
AND PROXY
STATEMENT

HARSCO CORPORATION

[Harsco Logo]
--------------------------------------------------------------------------------

                                                              HARSCO CORPORATION
                                                          350 Poplar Church Road
                                                         Camp Hill, PA 17011 USA
                                                             Mail: P.O. Box 8888
                                                    Camp Hill, PA 17001-8888 USA

                                                         Telephone: 717.763.7064
                                                               Fax: 717.763.6424
                                                             Web: www.harsco.com

March 26, 2003

To Our Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of your Company, which will be held on Tuesday, April 29, 2003, beginning at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania.

Information about the Annual Meeting, including a listing and discussion of the various matters on which you, as our stockholders, will act, may be found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement which follow. We look forward to greeting as many of our stockholders as possible.

The Company is providing you with the opportunity to vote your shares by calling a toll-free number or via the Internet as explained in the instructions on your Proxy Card.

Whether you plan to attend the Annual Meeting or not, we urge you to fill in, sign, date and return the enclosed Proxy Card, in the postage-paid envelope provided, or vote by telephone or via the Internet, in order that as many shares as possible may be represented at the Annual Meeting. The vote of every stockholder is important and your cooperation in returning your executed Proxy promptly will be appreciated.

Sincerely,

/s/ Derek C. Hathaway
Derek C. Hathaway
Chairman, President and Chief
Executive Officer

HARSCO CORPORATION
P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Harsco Corporation will be held on Tuesday, April 29, 2003, at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania to consider and act upon the following matters:

     1. Election of three Directors to serve until the 2006 Annual Meeting of Stockholders, and until their successors are elected and qualified;

     2. Ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2003; and

     3. Such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 6, 2003, as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. The polls will open at 9:30 a.m. on the date of the Annual Meeting and will close at approximately 10:15 a.m. Proxies will be accepted continuously from the time of mailing until the closing of the polls.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES, OR VOTE BY TELEPHONE OR VIA THE INTERNET, FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors,

/s/ Paul C. Coppock
Paul C. Coppock
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary
March 26, 2003

                                PROXY STATEMENT

ANNUAL MEETING INFORMATION

     This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors of Harsco Corporation, a Delaware corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company, to be held April 29, 2003, or at any adjournment or adjournments of the Annual Meeting.

     The following information relates to the Annual Meeting and the voting of your shares at the meeting:

        Type of shares entitled to
        vote at the Annual Meeting:       The Company's common stock, par value $1.25
        Record date for
        stockholders entitled to
        notice of, and to vote at,
        the Annual Meeting:               Close of business on March 6, 2003
        Shares of common stock
        issued and outstanding as
        of the record date:               40,543,150 shares
        Number of shares of
        treasury stock held by the
        Company as of the record
        date (Not entitled to
        vote):                            26,494,610 shares
        Proxy Statements, Notice or
        Meeting and Proxy Cards
        were first mailed to
        stockholders:                     On or about March 26, 2003
        Location of Company's
        executive offices:                350 Poplar Church Road, Camp Hill, Pennsylvania 17011

     All shares of common stock entitled to vote at the Annual Meeting are of one class, with equal voting rights. Each share of common stock held by a stockholder is entitled to cast one vote on each matter voted on at the Annual Meeting. In order for the Annual Meeting to be valid and the actions taken binding, a quorum of stockholders must be present at the meeting, either in person or by proxy. A quorum is a majority of the issued and outstanding shares of common stock as of the Record Date. Assuming that a quorum is present, the affirmative vote by the holders of a plurality of the votes cast at the Annual Meeting will be required to act on the election of directors and at least a majority vote of the votes cast will be required for the ratification of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year. The vote required to act on all other matters to come before the Annual Meeting will be in accordance with the voting requirements established by the Company's By-laws.

     In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. That occurs when a stockholder is present but specifically abstains from voting on a matter or when shares are represented at the Annual Meeting by a proxy conferring authority to vote only on certain matters ("broker non-votes"). In conformity with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to election of directors, and therefore will not affect the outcome of director elections. With respect to each other matter presented at the Annual Meeting, abstentions will be treated as negative votes on such matters, while broker non-votes will not be counted in determining the outcome.

     The shares of common stock represented by each properly executed proxy received by the Board of Directors will be voted as follows at the Annual
Meeting:

     IF INSTRUCTIONS ARE PROVIDED, in accordance with such instructions specified, or

     IF NO INSTRUCTIONS ARE SPECIFIED, those shares of common stock will be voted FOR the election of nominees for Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year.

     The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment of the Meeting, the persons voting the proxies will vote them in accordance with their best judgment. Any proxy may be revoked by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

     Information regarding the structure of the Company's Board of Directors:

           Current size:                    11 members
           Size of Board authorized
           in the By-laws:                  Not less than 5 or more than 12
           Size of Board established
           by:                              Board of Directors
           Classified Board:                Adopted in 1986
           Number of classes:               3
           Term of each class:              3 years
           # of Directors' terms
           expiring in 2003:                3
           Individuals nominated for
           election:                        D. C. Hathaway, J. J. Jasinowski and D. H. Pierce.

     Messrs. D. C. Hathaway, J. J. Jasinowski and D. H. Pierce have been duly nominated for their positions by the Board of Directors, upon the recommendation of the Nominating Committee. The term of office for which these directors are being nominated is until the 2006 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. Should any of these nominees become unavailable or prove unable to serve for any reason, proxies will be voted for the election of such other person or persons as the Board of Directors may select to replace such nominee. No circumstance is presently known which would render any nominee named herein unavailable to serve. Each person named as a nominee for Director has advised the Company of his willingness to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. HATHAWAY, JASINOWSKI AND PIERCE.

DIRECTOR INFORMATION

     The information set forth below states the name of each nominee for Director and of each Director continuing in office, his or her age, a listing of present and previous employment positions, the year in which he or she first became a Director of the Company, other directorships held and the Committees of the Board on which the individual serves.

                      NOMINEES FOR TERMS EXPIRING IN 2006

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME        AGE                 AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----        ---                 -----------------------------                  --------
D. C. Hathaway    58   Chairman, President and Chief Executive Officer since July     1991
                       31, 2000 and also from April 1, 1994 to January 1, 1998.
                       Was Chairman and Chief Executive Officer from January 1,
                       1998 to July 31, 2000. Was President and Chief Executive
                       Officer from January 1, 1994 to April 1, 1994. Was
                       President and Chief Operating Officer of the Company from
                       May 1, 1991 to January 1, 1994. Held various executive
                       positions with the Company prior to 1991. Chairman of the
                       Executive Committee.
J. J.             64   President of the National Association of Manufacturers         1999
Jasinowski             (business advocacy and policy association) since 1990. Mr.
                       Jasinowski is also an author and commentator on economic,
                       industrial and governmental issues. Mr. Jasinowski is a
                       director of The Phoenix Companies, Inc. and WebMethods.
                       Member of the Audit and Nominating and Corporate
                       Governance Committees.
D. H. Pierce      61   President and CEO of ABB Inc., the US subsidiary of global     2001
                       industrial, energy and automation provider ABB from 1999
                       until his retirement in June 2001. Between 1998 and 1999
                       he was president of Steam Power Plants and Environmental
                       Systems of ABB Inc. Between 1996 and 1998 he was Group
                       Executive Vice President -- The Americas Region and Member
                       of ABB Ltd. Group Executive Committee. Between 1994 and
                       1996 he was President of ABB China Ltd. Member of the
                       Audit Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2004

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME        AGE                 AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----        ---                 -----------------------------                  --------
G. D. H. Butler   56   Senior Vice President -- Operations of the Corporation         2002
                       since 2000. Concurrently serves as President of the
                       Heckett MultiServ International Division and President of
                       the SGB Division. Was President of the Heckett
                       MultiServ -- East Division from 1994 to 2000. Served as
                       Managing Director -- Eastern Region of the Heckett
                       MultiServ Division in 1994. Served in various officer
                       positions within MultiServ International, N.V. prior to
                       1994 and prior to Harsco's acquisition of that corporation in 1993.
J. I. Scheiner    58   President and Chief Operating Officer of Benatec               1995
                       Associates, Inc. (engineering and environmental company)
                       since 1991. Previously, he was President of Stoner
                       Associates, Inc. (engineering software company) and Vice
                       President of Huth Engineers (engineering company). Served
                       as Secretary of Revenue for the Commonwealth of
                       Pennsylvania, and served as Deputy Secretary for
                       Administration, Pennsylvania Department of Transportation.
                       He is a member of the Pennsylvania Chamber of Business and
                       Industry Board. Chairman of the Audit Committee and member of the Executive and the Management Development and
                       Compensation Committees.

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME        AGE                 AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----        ---                 -----------------------------                  --------
I. C. Strachan    59   Chairman of Instinet Group Inc. (electronic agency             2001
                       securities broker). Deputy Chairman of Invensys plc
                       (controls and automation company) from 1999 to 2000. Chief
                       Executive Officer of BTR plc (industrial manufacturing
                       company) from 1996 and 1999. He was with Rio Tinto plc
                       (formerly RTZ plc) (mining company) as Deputy Chief
                       Executive Officer from 1991 to 1995 and as Chief Financial
                       Officer from 1987 to 1991. He serves on the boards of
                       Transocean Inc., Reuters PLC and Johnson Matthey plc.
                       Member of the Management Development and Compensation
                       Committee.
R. C. Wilburn     59   President of the Gettysburg National Battlefield Museum        1986
                       Foundation (nonprofit educational institution) since 2000.
                       Former President and Chief Executive Officer of the
                       Colonial Williamsburg Foundation (historic preservation
                       and educational outreach organization) between 1992 and
                       1999. Other former positions include Distinguished Service
                       Professor at Carnegie Mellon University; President of
                       Carnegie Institute and Carnegie Library and Secretary of
                       Education for the Commonwealth of Pennsylvania. He is a
                       Director of Erie Indemnity Company, Erie Family Life, and
                       CoManage. Chairman of the Management Development and
                       Compensation Committee; Member of the Nominating and
                       Corporate Governance and Executive Committees.

                     DIRECTORS WHOSE TERMS EXPIRES IN 2005

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME        AGE                 AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----        ---                 -----------------------------                  --------
S. D. Fazzolari   50   Senior Vice President, Chief Financial Officer and             2002
                       Treasurer of the Corporation since 1999. Served as Senior
                       Vice President and Chief Financial Officer from January
                       1998 to August 1999. Served as Vice President and
                       Controller from January 1994 to December 1997 and as
                       Controller from January 1993 to January 1994.

                                                                                    DIRECTOR
                                                                                     OF THE
                                       POSITION WITH THE COMPANY                    COMPANY
     NAME        AGE                 AND PRIOR BUSINESS EXPERIENCE                   SINCE
     ----        ---                 -----------------------------                  --------
C. F. Scanlan     55   Since 1996, President and Chief Executive Officer of The       1998
                       Health Alliance of Pennsylvania (representation and
                       advocacy organization) and Executive Vice President and
                       Chief Operating Officer since 1995. President and Chief
                       Executive Officer of The Hospital and Healthsystem
                       Association of Pennsylvania since 1995. Director of Health
                       Forum (knowledge transfer and e-commerce company), a
                       subsidiary of American Hospital Association. Served as
                       Chairman of the Board of PHICO Group (a medical
                       malpractice insurance company) since 1998, and served as
                       Chairman of PHICO Insurance Company, a wholly-owned
                       subsidiary of PHICO Group from 1998 to November 2001. On
                       August 16, 2001, the Commonwealth Court of Pennsylvania
                       issued an Order of Rehabilitation for PHICO Insurance
                       Company which gave the Pennsylvania Insurance Department
                       statutory control over that company. On December 14, 2001,
                       PHICO Insurance Company's parent, PHICO Group, filed a
                       Chapter 11 bankruptcy petition in the U.S. Bankruptcy
                       Court in Harrisburg, Pennsylvania. On February 1, 2002,
                       the Pennsylvania Insurance Department declared the PHICO
                       Insurance Company insolvent and the Pennsylvania
                       Commonwealth Court issued an order authorizing the
                       Insurance Department to liquidate that company. The
                       liquidation is proceeding. Member of the Management
                       Development and Compensation and Audit Committees.
A. J. Sordoni,    59   Chairman of Sordoni Construction Services, Inc. (building      1988
  III                  construction and management services company) and has been employed by that company since 1967. Former Chairman and
                       Director of C-TEC Corporation and Mercom, Inc. Chairman of
                       the Nominating and Corporate Governance Committee; Member
                       of the Management Development and Compensation and
                       Executive Committees.
J. P. Viviano     64   Retired Vice Chairman of Hershey Foods Corporation. Was        1999
                       President and Chief Operating Officer of Hershey Foods
                       Corporation from 1994 to 1998 (confectionery and grocery
                       products). Mr. Viviano is a director of Chesapeake
                       Corporation, Huffy Corporation, R. J. Reynolds Tobacco
                       Holdings, Inc. and RPM, Inc. Member of the Audit Committee
                       and the Nominating and Corporate Governance Committee.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Shown below is information with respect to each person or group known to the Company to beneficially own more than five percent of the Company's common stock. This information is derived from Schedule 13D filed by such person with the Securities and Exchange Commission in July 2002.

     TITLE OF          NAME AND ADDRESS         AMOUNT AND NATURE       PERCENT
       CLASS         OF BENEFICIAL OWNERS    OF BENEFICIAL OWNERSHIP    OF CLASS
     --------        --------------------  ---------------------------  --------
Common Stock         Atlantic Investment   2,692,400 shares               6.71
                     Management, Inc.      Sole dispositive and voting
                     666 Fifth Avenue      power over 2,692,400 shares
                     New York, NY 10103

SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 6, 2003, information with respect to the beneficial ownership of the Company's outstanding voting securities, stock options and other stock equivalents by:

  (a)  each Director,

  (b) the Company's Chief Executive Officer and the Company's four most highly compensated other executive officers (the "Named Executives"), and

  (c)  all Directors and executive officers as a group.

     All of the Company's outstanding voting securities are common stock.

                                    NUMBER OF          NUMBER OF            NUMBER OF OTHER
NAME                                SHARES(1)    EXERCISABLE OPTIONS(2)    STOCK EQUIVALENTS
----                                ---------    ----------------------    -----------------
G. D. H. Butler...................     1,000             67,000                  24,000(6)
P. C. Coppock.....................    52,897(3)         115,000                  26,741(6)
S. D. Fazzolari...................    10,653            100,000                  25,510(6)
D. C. Hathaway....................   112,278            337,500                 108,981(6)
J. J. Jasinowski..................     1,200              8,000                   5,823(7)
R. W. Kaplan......................    10,850(4)         109,000                  26,071(6)
D. H. Pierce......................     2,000              4,000                   2,272(7)
C. F. Scanlan.....................     1,500             10,000                       0
J. I. Scheiner....................     3,526             16,000                   2,915(7)
A. J. Sordoni, III................   105,500(5)          20,000                       0
I. C. Strachan....................       500              2,000                       0
J. P. Viviano.....................     5,400              8,000                   5,787(7)
R. C. Wilburn.....................     3,500             20,000                     446(7)
All Directors and executive
  officers as a group. (14 persons
  in total, including those listed
  above)..........................   313,599            829,800                 234,886

---------------

(1) Includes, in the case of Messrs. Butler, Coppock, Fazzolari, Hathaway, Kaplan and all Directors and executive officers as a group, -0- shares, 11,086 shares, 8,288 shares, 26,719 shares, 4,890 shares and 53,435 shares, respectively, pursuant to the Company's Savings Plan in respect of which such persons have shared voting power.

(2) Represents all stock options exercisable within 60 days of March 6, 2003 awarded under the 1986 Stock Option Plan, the 1995 Executive Incentive Compensation Plan and the 1995 Non-Employee Directors' Stock Plan. Unexercised stock options have no voting power.

(3) Includes 18,480 shares owned by his wife as to which Mr. Coppock disclaims beneficial ownership.

(4) Includes 61 shares owned by his daughter as to which Mr. Kaplan disclaims beneficial ownership.

(5) Includes 14,000 shares owned by his wife as to which Mr. Sordoni disclaims beneficial ownership.

(6) Includes stock options not exercisable within 60 days of March 6, 2003 and non-voting phantom shares held under the Supplemental Retirement Benefit Plan which will ultimately be paid out in cash based upon the value of shares of common stock at the time of the payout.

(7) Certain Directors have elected to defer a portion of their Directors' fees in the form of credits for non-voting phantom shares under the terms of the Company's Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included. They will ultimately be paid out in cash based upon the value of the shares at the time of payout.

     Except as otherwise stated, each individual has sole voting and investment power over the shares set forth opposite his name. As of March 6, 2003, none of the Directors and executive officers individually beneficially owned more than 1% of the Company's common stock, and the Directors and executive officers of the Company as a group beneficially owned approximately 2.8% of the Company's outstanding common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and certain of its officers to send reports of their ownership of Harsco Corporation stock and changes in ownership to the Company and the Securities and Exchange Commission (the "SEC"), The New York Stock Exchange, Inc. and The Pacific Exchange, Inc. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis and the Company is not aware of any such failure during 2002.

BOARD COMMITTEES AND MEETING ATTENDANCE

     The Board of Directors met eight times during the fiscal year ended December 31, 2002. Each of the Directors of the Board attended at least 75% of the meetings of the Board and all Committees on which the Director served.

AUDIT COMMITTEE                     Meetings in 2002: 5

                                    Duties: Oversees the financial reporting processes of the Company, including meeting with members of management, the external auditors and the internal auditors, reviewing and approving both audit and non-audit services, reviewing the results of the annual audit and reviewing the adequacy of the Company's internal controls. The Chairman of the Committee meets quarterly with management and the independent accountants to review financial matters. The Audit Committee recently completed a review of its charter and the Board approved a significant charter revision to clarify and expand the Committee's responsibilities. A copy of the new charter is included as Appendix A to this Proxy Statement. See also the Report of the Audit Committee found on page 10.

EXECUTIVE COMMITTEE                 Meetings in 2002: 0

                                    Duties: Authorized to exercise all powers and authority of the Board of Directors when Board is not in session, except as may be limited by the General Corporation Law of the State of Delaware.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE              Meetings in 2002: 7

                                    Duties: Administers the Company's executive compensation policies and plans; advises the Board regarding management succession and compensation levels for members of senior management. See also the Compensation Committee Report on page 13. The Board has revised the Committee's charter as of January 2003 to clarify and expand its responsibilities regarding the selection, development and compensation of executives of the Company.

NOMINATING AND CORPORATE
GOVERNANCE COMMITTEE                Meetings in 2002: 1

                                    Duties: Recommends Director candidates to the Board for election at Annual Meeting; reviews and recommends potential new Director candidates. The Board has revised the Committee's charter as of January 2003 to expand its responsibilities in the nominating area and to assign new responsibilities for overseeing the Company's corporate governance.

DIRECTORS' COMPENSATION

     The current fees for Non-Employee Directors effective January 1, 2003 are as follows:

Annual Retainer:                                                     $31,500
Committee Chair Fee (Annual):                                         $5,000
Board Meeting Fee (Per Meeting):                                      $1,200
Committee Meeting Fee (Per Meeting):                                  $1,200
Other Meetings and Duties (Per Day):                                  $1,200
Stock Options(1):                           2,000 shares annually (issued at
                                            an exercise price equal to
                                            market value on date of grant.
                                            Grant date is first business day
                                            of May.)
Plan Participation(2):                      Deferred Compensation Plan for
                                            Non-Employee Directors

     Directors who are actively employed by the Company receive no additional compensation for serving as Directors and by policy, the Company does not pay consulting or professional service fees to Directors.

  (1) On May 1, 2002 the Company issued stock options for 2,000 shares each to the Non-Employee Directors. The exercise price of the options was $41.92 per share. The options can be exercised in whole or in part on or after May 1, 2003 and the options expire April 30, 2012.

  (2) The Deferred Compensation Plan for Non-Employee Directors allows each outside Director to defer all or a portion of their director compensation until some future date selected by the Director. Pursuant to the Director's election, the accumulated deferred compensation is held in either an interest-bearing account or a Harsco phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom stock account are recorded as notional shares of Harsco common stock. Deferred amounts are credited to the

      Director's account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of common stock that the compensation which is deferred would have purchased at the market price of the stock on the day the account is credited. Dividends earned on the phantom shares are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash based upon the market price of the common stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control. Directors are also permitted to make early withdrawals of their deferred accounts subject to a 10% forfeiture penalty.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors (the "Committee") is composed of five Directors each of whom is independent under the Rules of the New York Stock Exchange currently in effect. We also believe that each of the current members will satisfy the independence requirement contained in the proposed New York Stock Exchange Listing Standards currently under review by the Securities and Exchange Commission (the "Proposed NYSE Listing Standards").

     The Audit Committee operates pursuant to a written charter which was adopted in 1992 and last amended in March 2003. The most recent revisions clarified and expanded the responsibilities of the Audit Committee consistent with the requirements of the Proposed NYSE Listing Standards and the Sarbanes-Oxley Act of 2002. A copy of the charter, as revised, is included as Appendix A to this Proxy Statement.

     The Audit Committee reports to and acts on behalf of the Board of Directors by monitoring the Company's financial reporting processes and system of internal controls, the independence and performance of the independent accountants and the performance of the Company's internal auditors. In carrying out these responsibilities, the Audit Committee meets with members of management, the Company's independent auditors and the Company's internal auditors on a regular basis or as may otherwise be needed. The Audit Committee Chairman or his designee meets with management and with the independent accountants each quarter to review and discuss the Company's Quarterly Report on Form 10-Q or Annual Report on Form 10-K prior to their filing with the Securities and Exchange Commission.

     Under the provisions of the most recently adopted Charter, the Audit Committee will also:

     - Have full responsibility for hiring and overseeing the Company's independent public accountants, including the approval of all services and fees.

     - Review with management the Company's earnings releases and other financial disclosures (not necessarily before they are filed) and the Company's policy and guidelines regarding risk assessment and management.

     - Specifically address with the independent accountants the Company's critical accounting policies, significant judgments and assumptions used in the preparation of the financial statements and alternatives, the adequacy of the Company's internal controls, any audit issues and communications with management.

     - Independently hire any outside consultants needed to carry out its responsibilities.

     - Annually review its own effectiveness in performing its responsibilities.

     While the Audit Committee and Board of Directors monitor the Company's financial record keeping and controls, it is the Company's management that is ultimately responsible for the Company's financial reporting process, including the Company's system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent accountants support the financial reporting process by performing an audit of the Company's financial statements and issuing a report thereon.

     The Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for the year ended December 31, 2002 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by the Company, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available. Management has represented to the Audit Committee that, based on their audit and other involvement with the Company's financial reporting processes, the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee also discussed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audits of the Company's financial statements. In addition, the Audit Committee discussed with the independent accountants their independence from the Company and its management and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). PricewaterhouseCoopers LLP, the Company's independent accountants, has provided the Audit Committee written disclosures and the letter required by Independence Standards Board Standard No. 1 concerning the accountant's independence from the Company.

     Based on the review and discussions referred to above, the Audit Committee's review of the representations of management and the report of the independent accountants, the Audit Committee has recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

J.I. Scheiner, Chairman
J.J. Jasinowski
D.H. Pierce
C.F. Scanlan
J.P. Viviano

FEES BILLED BY THE ACCOUNTANTS FOR AUDIT AND NON-AUDIT SERVICES

     The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, the Company's principal accountant for the year ended December 31, 2002 and December 31, 2001.

                                                       AMOUNT       AMOUNT
                                                        2002         2001
                                                     ----------   ----------
Audit Fees(1)......................................  $2,514,600   $2,205,900
Audit-Related Fees(2)..............................  $  213,500   $   29,500
Tax Fees(3)........................................  $  604,200   $  700,000
All Other Fees(4)..................................  $   26,300   $    2,600
Total Fees.........................................  $3,358,600   $2,938,000

---------------
(1) Includes the consolidated audit as well as statutory audits and quarterly reviews.

(2) Includes due diligence procedures and employee benefit plan audits.

(3) Includes services performed in connection with income tax services other than those directly related to the audit of the income tax accrual.

(4) Includes actuarial services in certain foreign countries.

     As part of the Audit Committee Charter, the Company has established guidelines for the types of services the Company can engage the independent auditors to perform. Specifically the Company has specified the nine types of services that the independent accountants may not perform for the Company. Any services that are performed must first be reviewed with and approved by the Audit Committee. Some approvals for services will be on a case-by-case basis while others may be approved annually with a budget cap for the type of work approved, such as tax services. The guidelines for engaging independent accountants are found in Section IV, Paragraph 8 of the Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix A.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Audit Committee has designated PricewaterhouseCoopers LLP as independent accountants to audit the Company's financial statements for the fiscal year ending December 31, 2003. This firm has audited the financial statements of the Company and its predecessors since 1929. Although not required to do so by law or otherwise, the Audit Committee desires that shareholders ratify its selection of PricewaterhouseCoopers LLP as the Company's independent accountants. Therefore, the Audit Committee's choice of independent accountants will be submitted for ratification or rejection at the Annual Meeting. In the absence of contrary direction from shareholders, all proxies that are submitted will be voted in favor of the confirmation of PricewaterhouseCoopers LLP as the Company's independent accountants. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

     If this proposal is not ratified by a majority of the shares entitled to vote at the Annual Meeting, the appointment of the independent accountants will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of accountants, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2003 would be changed. However, the Audit Committee would review whether to seek new independent accountants for the fiscal year ending December 31, 2004.

     The Audit Committee, at its meeting held on November 19, 2002, reviewed the fee estimate for the annual audit of the Company's fiscal 2002 financial statements and, taking into consideration the possible effect of non-audit services on the accountants' independence, also reviewed specific non-audit services to be rendered for income tax services. The Committee authorized the Committee Chairman to finalize and sign the engagement agreement with PricewaterhouseCoopers LLP.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

BOARD COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Management Development and Compensation Committee ("Compensation Committee"), a Committee of the Board of Directors composed of the non-employee Directors listed below this Report. The Company considers all of the members of the Compensation Committee to be independent and none of these Directors have any interlocking or other relationships with the Company that are subject to disclosure under the Securities and Exchange Commission rules relating to proxy statements. All decisions of the Compensation Committee relating to the salaries and grade levels of the Company's executive officers are approved by the full Board.

     Set forth below is a report prepared by the members of the Compensation Committee whose names appear below this Report, addressing the Company's compensation policies for 2002 as they affected the Company's executive officers, including the Named Executives.

EXECUTIVE OFFICER COMPENSATION POLICIES

     The Compensation Committee's executive compensation policies are designed to:

     - Provide incentives for achievement of the Company's annual and long-term performance goals;

     - Reinforce the common interest of management and the stockholders in enhancing shareholder value;

     - Reward individual initiative and achievement;

     - Provide levels of compensation that are fair, reasonable and competitive with comparable industrial companies; and

     - Attract and retain qualified executives who are critical to the Company's long-term success.

     At the 1995 Annual Meeting of Stockholders, the Board of Directors proposed, and the stockholders overwhelmingly approved the 1995 Executive Incentive Compensation Plan which the Board believes has provided an improved basis for achieving these goals. The current compensation program is applicable to all corporate and divisional officers of the Company and is composed primarily of:

     - Salary based upon grade levels that reflect the degree of responsibility associated with the executive's position and the executive's past achievement;

     - Annual incentive compensation awarded under the 1995 Executive Incentive Compensation Plan, based upon achievement of specific economic value-added ("EVA(R)") goals established for the relevant business unit;

     - Stock option grants under the 1995 Executive Incentive Compensation Plan made annually by the Compensation Committee on the basis of the Committee's evaluation of each unit's strategic performance and the contribution of the executive, at its discretion with exercise prices equal to the market price at the date of grant; and

     - Various retirement and other benefits commonly found in similar companies.

     The Compensation Committee believes that the Company benefits from a broad based executive compensation program that extends the program's incentives to approximately 34 division officers in addition to the six executive officers and one other corporate officer. However, as an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity should be based on performance incentives and a lesser portion on salary, causing greater variability in the individual's total compensation from year to year. This is achieved under the Company's current 1995 Executive Incentive Compensation Plan by using the executive's numeric grade level and annual salary as multipliers along with the proportion of target achievement when computing annual incentive compensation awards.

     The Compensation Committee also believes that as executives rise to positions that can have a greater impact on the Company's performance, the compensation program should place more emphasis on the value of the common stock. This objective is met by granting stock options for the Company's common stock. The quantity of stock options granted to an individual in any year is based upon the executive's grade level and the strategic performance of the executive and the executive's business unit. In determining the aggregate number of options to grant to all participants as a group, the Committee will also exercise its discretion taking into account financial budget considerations, the number of currently outstanding options, and the Company's current performance. The Company has not reset the exercise price on any existing stock options in the past, and as a matter of sound compensation policy, does not foresee doing so in the future.

     Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation for individuals in excess of $1 million per year paid by publicly traded corporations to the chief executive officer and the four other executives named in the compensation table of the Proxy Statement. The Company has determined that given the rates of compensation currently in effect and the exemption under Internal Revenue Service regulations applicable to income derived from stock options granted under the Harsco 1986 Stock Option Plan or the 1995 Executive Incentive Compensation Plan, and the exemption applicable to the performance based incentive compensation bonuses under the 1995 Executive Incentive Compensation Plan, the Company should not be exposed to any nondeductibility of executive compensation expense under Section 162(m) in the 2002 tax year. In 1995, the Company obtained stockholder approval of the 1995 Executive Incentive Compensation Plan, which was designed to preserve the deductibility to the extent possible, of executive compensation resulting from performance based awards under that Plan. The Company obtained renewal of that approval by the stockholders in 1998 and again in 2001.

COMPENSATION STUDY AND REVISIONS TO OFFICER COMPENSATION STRUCTURE EFFECTIVE FOR 2001

     In 2000, the Committee conducted an in-depth review of the Company's officer compensation structure with the assistance of compensation consultant, Towers Perrin. The study confirmed that while total cash compensation (salary plus target annual bonus) for the officer corps approximated the median of the comparative survey data, the Company's officer compensation scheme was structured to pay salaries that were generally below the median paid at comparable companies, and that the annual incentive compensation opportunity was higher. The study also indicated that long-term incentive compensation was below the median at the upper officer levels. These findings and the Company's experience in recent years led the Committee to conclude that the compensation budget could be deployed to more effectively achieve the goals of attracting, retaining, and motivating executives. The gap between the Company's base salaries and the industry median was making the compensation package uncompetitive in many cases.

     In December 2000, the Committee resolved this problem by shifting a portion of the annual bonus opportunity into the officers' base salaries. This was achieved by amending the terms for the annual incentive compensation calculation to lower the bonus opportunity as a percentage of salary commencing with the 2001 plan year, and raising salaries effective January 1, 2001 to bring them more closely in line with competitive medians. Under the existing terms of the annual incentive compensation plan, target bonus opportunity was calculated under the following formula:

             .04 X grade level X salary = target bonus opportunity

     Beginning with the 2001 plan year, the .04 factor was lowered to .02 and the factor for maximum bonus opportunity was reduced. With the adoption of the EVA based incentive goals for 2002, the factor for maximum bonus opportunity is ..04, which is two times target bonus.

     The grade levels for corporate and division officers who qualify for bonuses under this formula range from 14 for certain division officers to 30 for the Chairman, President and Chief Executive Officer.

     At a meeting in January 2001, the Committee adjusted the Company's stock option award guidelines to more closely align long-term incentive compensation opportunity with the median levels indicated by the Towers Perrin survey data. The effect of these changes is to generally bring each of the three main components of the Company's executive compensation plan, and the total of the three components, closer to the median compensation levels at other companies of similar size.

ADOPTION OF EVA BASED ANNUAL INCENTIVE PLAN EFFECTIVE FOR 2002

     At the 2001 Annual Meeting of Stockholders, the stockholders approved an amendment to the 1995 Executive Incentive Compensation Plan that enabled the Company to implement EVA measures as performance criteria for determining annual incentive compensation awards. The Committee, with assistance from Stern Stewart & Co., adopted an EVA based annual incentive compensation plan for the corporate and division officers for the 2002 plan year. The annual incentive compensation awards for 2002 were based upon minimum, target and maximum EVA improvement goals that the Committee has established in consultation with Stern Stewart for each business unit.

     EVA is a measurement of the amount by which the Company's net operating profit after tax, after certain adjustments, exceed the cost of capital employed by the Company. The use of EVA as a performance measurement for incentive compensation is designed to help managers in making decisions that lead to overall improvement in shareholder value, taking into account not only profits generated, but the economic cost of capital to generate the profits.

RELATIONSHIP OF PERFORMANCE TO COMPENSATION

     The Company currently ties executive pay to corporate performance primarily through the 1995 Executive Incentive Compensation Plan annual awards that are based upon achievement of objectives adopted by the Compensation Committee, and stock option grants which only provide realizable compensation through increases in the stock price.

  Annual Incentive Compensation Plan

     The opportunity for the six executive officers and one other corporate officer to earn compensation under the terms of the 1995 Executive Incentive Compensation Plan in effect for 2002 was dependent upon meeting EVA objectives for their respective business units in the case of Messrs. Butler and Kaplan, and an EVA objective for the Company for the other five officers. These EVA objectives are established by the Compensation Committee prior to the beginning of the year.

     No award will be made for achievement of only the minimum performance level, but awards will begin to be earned as performance in each of the designated objective categories rises above the minimum. For 2002, achieving target level of EVA performance results in an award that is 50% of the award for achieving the maximum level of performance against the EVA objective, and the award will continue to rise correspondingly as the achieved results approach the maximum objective performance level set by the Compensation Committee.

     The Compensation Committee establishes minimum, target and maximum objectives for overall Company EVA performance and allocates that corporate office target objective among the divisions for that year. Thus, the incentive compensation awards of the corporate officers are closely related to the overall performance of the divisions against their EVA goals.

     Messrs. Butler and Kaplan attained 86% and 100% of target achievement respectively based on the performance of their business units, resulting in annual incentive compensation awards to them for 2002 of 86% and 100% of target bonus respectively. The other four executive officers attained 74% of target achievement for the 2002 goal resulting in each earning 74% of the target annual incentive compensation for 2002 under the Plan. The amounts of the awards under the Plan are summarized in the Summary Compensation Table.

  Stock Options

     As shown in the table that follows, the Compensation Committee granted stock options to the executive officers on January 21, 2002 under the 1995 Executive Incentive Compensation Plan with an exercise price of $32.65 per share, which was the market price on the date of grant. This Plan was approved by the stockholders in 1995 and is used to make grants to other corporate officers and key employees, division officers as well as the executive officers. The number of options granted to each officer is determined by grade level and the Committee's evaluation of the strategic performance of the individual and the individual's unit. Thus, the Chairman, President and Chief Executive Officer, Mr. Hathaway, who has the highest grade level, received the largest award. The absolute maximum stock option award as provided in the 1995 Plan is 150,000 shares for any single participant in a calendar year. The Committee does have the discretion to limit or entirely eliminate the number of stock options granted in any period, and, in fact, upon management's recommendation, has declined to award any stock options in January of 2003.

     The guidelines for the maximum annual number of options granted for each grade level were established in January 2001 based upon a recommendation from Towers Perrin, and that firm's 2000 survey of the long-term incentive compensation and total compensation practices of major United States companies. Towers Perrin used a Black-Scholes valuation of the Company's options to make comparisons of compensation value. In determining the January 21, 2002 grants, the Committee considered the number of options previously granted to participants under the 1986 Stock Option Plan and the 1995 Plan, and the increase in the aggregate number that would be outstanding upon approval of the 2002 grants.

  Salaries

     The Compensation Committee completed its annual review of officer salaries at the November 15, 2001 Committee meeting and determined that the salaries of all corporate officers, including the Named Executives, and most of the division officers should remain unchanged in 2002. On November 16, 2001, the Board of Directors confirmed and approved that determination and the 2002 salaries of the corporate officers including the Named Executives remained frozen at the 2001 levels.

     As discussed above, when the Committee set those salaries in December 2000, it considered an analysis of compensation survey data that the compensation consultant, Towers Perrin had prepared, and determined that a combination of increases in salary and reductions in bonus opportunity should be made. That change was implemented effective January 1, 2001, making the salaries competitive with industry medians and lowering the bonus opportunity to more closely reflect industry norms.

     Each year, the Compensation Committee considers adjustments to the salary of each executive officer based upon the available salary budget, the performance of each officer, comparison survey data provided by one or more major consulting firms, comparison to other internal salaries and the Company's salary range structure for various grade levels. The salary range structure for various grade levels is also revised from time to time based upon industry survey data provided by Towers Perrin. Based on this information, the Committee, at its December 2000 meeting, approved an increase in the salary range structure for all officer grade levels. The Towers Perrin industry compensation survey considered by the Committee is a broad based survey of companies selected by the consulting firm which are not limited to the companies within the Dow Jones Industrial-Diversified Index referenced elsewhere in the Proxy Statement, though some of those companies may have been included in the survey.

     The compensation study that Towers Perrin prepared for the Company in 2000 analyzed competitive compensation levels and total direct compensation (defined as base salary, annual incentives and long-term incentives in the form of cash and stock option awards) for the Company's key executive positions. The analysis was based on competitive data from Towers Perrin's 2000 Executive Compensation Data Base Survey for general industry companies with annual revenues between $1 and $3 billion. The salary increases effective January 1, 2001 were based upon that analysis, and a review of the performance of each officer. The salary for the Chief Executive Officer in 2000 was below the median in the Towers Perrin analysis, but was less than 1% above the 75th percentile in 2001 following the reduction in bonus opportunity and corresponding increase in salary. The total of salary plus target bonus opportunity for the Chief Executive Officer in 2001 was between the 50th and 75th percentile. The 2001 salaries for the other executive officers ranged between 7% above and 9% below the Towers Perrin medians for those positions.

     In preparation for future compensation adjustments, the Committee intends to periodically review similar detailed survey data. In general, the Committee strives to maintain total compensation packages which range from moderately below to moderately above the industry medians.

 Other Compensation

     The Company has certain other broad based employee benefit plans in which the executive officers participate on the same terms as non-executive employees, including health insurance, the Savings Plan and the term life insurance benefit equal to two times the individual's salary up to a maximum benefit of $500,000. In addition, the executive officers participate in the Supplemental Retirement Benefit Plan as described elsewhere in this Proxy Statement, which supplements both the qualified pension plan and the Company's 401(k) Savings Plan.

THE CHIEF EXECUTIVE OFFICER'S 2002 COMPENSATION

     The incentive plan cash, stock options, and salary awarded or paid to Mr. Hathaway with respect to 2002 are discussed in the Summary Compensation Table on page 19 in this Proxy Statement with respect to amounts, and in this Report with respect to the factors considered by the Compensation Committee. Of the total $1,231,010 in cash compensation paid to Mr. Hathaway for 2002 as reflected in the Summary Compensation Table, 30.7% was dependent upon achieving the EVA performance objective under the 1995 Executive Incentive Compensation Plan. This is consistent with the Compensation Committee's view that those executives most able to affect the performance of the Company should have a significant portion of their potential total compensation opportunity at risk based upon Company performance. The Compensation Committee believes that attainment of specific, measurable EVA goals is an important determinant of total return to stockholders over the long-term and has the advantage of not being subject to period vagaries of the common stock price. However, the Compensation Committee also believes that the Chief Executive Officer and other officers should share in the gains or losses of common stock value experienced by the stockholders in order to reinforce the alignment of their respective interests. Therefore, the Compensation Committee utilizes stock option grants as an important component of compensation. The Compensation Committee believes that the combined effect of these compensation elements is to establish strong incentives to achieve results which will provide stockholders with the investment returns that they seek.

     In summary, the Committee believes that the Company's total compensation program achieves the objective of providing meaningful and appropriate rewards, recognizing both current performance contributions and the attainment of long-term strategic business goals of critical importance to the future growth of Harsco Corporation.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

     R. C. Wilburn, Chairman
     C. F. Scanlan
     J. I. Scheiner
     A. J. Sordoni, III
     I. C. Strachan

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation awarded to, earned by or paid to the Named Executives for services rendered to the Company in all capacities during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                                ANNUAL COMPENSATION       SECURITIES    ALL OTHER
NAME AND                                      ------------------------    UNDERLYING     COMPEN-
PRINCIPAL                                            SALARY     BONUS      OPTIONS       SATION
POSITION                                      YEAR     ($)       ($)        (#)(1)       ($)(2)
---------                                     ----   -------   -------   ------------   ---------
D. C. Hathaway..............................  2002   852,500   378,510     100,000        37,084
  Chairman, President &                       2001   852,500   215,290     125,000       220,806
  Chief Executive Officer                     2000   620,000   896,520     100,000        39,209

G. D. H. Butler(3)..........................  2002   402,000   159,031      24,000           -0-
  Senior Vice President -- Operations         2001   375,200   258,888      40,000           -0-
                                              2000   223,808   303,193      10,000           -0-

P. C. Coppock...............................  2002   309,000   105,184      24,000        12,468
  Senior Vice President,                      2001   309,000    59,827      40,000        63,864
  Chief Administrative Officer,               2000   235,000   260,521      20,000        13,675
  General Counsel & Secretary

S. D. Fazzolari.............................  2002   309,000   105,184      24,000        12,468
  Senior Vice President, Chief                2001   309,000    59,827      40,000        63,864
  Financial Officer & Treasurer               2000   235,000   260,521      20,000        13,033

R. W. Kaplan(4).............................  2002   325,000   149,500      24,000        13,114
  Senior Vice President -- Operations         2001   325,000    62,925      40,000        66,766
                                              2000   235,000   260,521      20,000        13,033

---------------
(1) Represents stock options granted in the respective years. The Company granted these options, relating to shares of its common stock, to certain employees, including executive officers, of the Company under its 1995 Executive Incentive Compensation Plan. Options granted are not exercisable for twelve months following the date of grant, unless a change in control of the Company occurs, nor are they exercisable ten years after the date of grant. The options granted in 2002 are not exercisable until two years after the grant date. The exercise price per share of options granted under the Plan was one hundred percent (100%) of the fair market value of common stock at the date of grant.

(2) For 2002, represents Company Savings Plan contributions and certain Supplemental Retirement Benefit Plan contributions made on behalf of the Named Executives. The Company maintains the Harsco Corporation Savings Plan which includes the "Salary Reduction" feature afforded by Section 401(k) of the Internal Revenue Code. Eligible employees may authorize the Company to contribute from 1% to 16% of their pre-tax compensation to the Savings Plan. In October of 2002, the contribution limit was raised to 75% of an employee's pre-tax compensation subject to IRS and Plan limitations. The Company makes matching contributions for the purchase of common stock of the Company for the account of each participating employee equal to 50% of the first 1% to

    6% of such employee's "Salary Reduction" contribution. Under the Supplemental Savings Benefit portion of the Supplemental Retirement Benefit Plan, if the IRS-imposed limitations on Section 401(k) Savings Plan contributions are reached by a Named Executive for a given year, so that he is unable to make the maximum 6% of pre-tax compensation "Salary Reduction" contribution that would be subject to the Company's matching contributions under the Savings Plan, the Company will make contributions on behalf of the Named Executive to the Supplemental Savings Benefit portion of the Supplemental Retirement Benefit Plan in an amount equal to the amount of the matching contributions that it would have made under the Savings Plan if the Executive could have contributed the full 6% of his pre-tax compensation, less the amount of matching contributions that the Company actually made for his benefit under the Savings Plan. Such Company contributions to the Supplemental Retirement Benefit portion of the Supplemental Retirement Benefit Plan are credited in the form of phantom shares based upon the value of common stock on the date of the Company's contributions. Dividends that would have been paid on common stock are credited as additional phantom shares, and all phantom shares will ultimately be paid out in cash based upon the value of shares of common stock at the time of payment. The Company terminated this Supplemental Savings Benefit effective December 31, 2002. For 2001, includes a special cash bonus for successful integration of the SGB Group business after acquiring it in 2000.

(3) Mr. Butler was elected Senior Vice President -- Operations effective September 26, 2000. He serves concurrently as President of the Heckett MultiServ International Division. Effective September 26, 2000, Mr. Butler was appointed to the additional position of President of the SGB Division. Mr. Butler's salary and bonus are designated in U.S. dollars, but he is paid in British pounds at conversion rates that were in effect during the respective periods.

(4) Mr. Kaplan was elected Senior Vice President -- Operations effective July 1, 1998 and is concurrently President of the Harsco Gas & Fluid Control Group.

STOCK OPTIONS

     The following table contains information concerning the number of stock options granted to each Named Executive under the Company's 1995 Executive Incentive Compensation Plan during the last fiscal year:

                             OPTION GRANTS IN 2002

                                                               INDIVIDUAL GRANTS
                                                       ----------------------------------
                                          NUMBER OF    % OF TOTAL
                                          SECURITIES    OPTIONS
                                          UNDERLYING   GRANTED TO   EXERCISE
                                           OPTIONS     EMPLOYEES    OR BASE                GRANT DATE
                                           GRANTED     IN FISCAL     PRICE     EXPIRATION    PRESENT
NAME                                        (#)(1)        YEAR       ($/SH)       DATE     VALUE($)(2)
----                                      ----------   ----------   --------   ----------  -----------
D. C. Hathaway --.......................   100,000        16.7       32.65     01/20/12      936,000
  Chairman, President & Chief Executive
  Officer
G. D. H. Butler --......................    24,000         4.0       32.65     01/20/12      224,640
  Senior Vice President -- Operations
P. C. Coppock --........................    24,000         4.0       32.65     01/20/12      224,640
  Senior Vice President, Chief
  Administrative Officer, General
  Counsel & Secretary
S. D. Fazzolari --......................    24,000         4.0       32.65     01/20/12      224,640
  Senior Vice President, Chief Financial
  Officer & Treasurer
R. W. Kaplan --.........................    24,000         4.0       32.65     01/20/12      224,640
  Senior Vice President -- Operations

---------------
(1) The Company granted these options, for shares of its common stock, to certain employees, including executive officers, of the Company under its 1995 Executive Incentive Compensation Plan. The Company's 1995 Executive Incentive Compensation Plan authorizes the Compensation Committee to grant stock options to purchase common stock, as well as stock appreciation rights to certain officers and employees who in the discretion of the Compensation Committee significantly impact the profitability of the Company. Options granted in 2002 are not exercisable for two years following the date of grant, unless a change in control of the Company occurs, nor are they exercisable more than ten years after the grant. The exercise price per share of options granted under the 1995 Executive Incentive Compensation Plan was one hundred percent (100%) of the fair market value of common stock at the date of grant. There were no stock appreciation rights granted in 2002.

(2) The fair value of the options granted during 2002 is estimated on the date of grant using the binomial option pricing model. This estimate has been developed for purposes of comparative disclosure and does not necessarily reflect the Company's view of the value of the option. The estimated value has been determined based upon the terms of the option grant, the common stock price performance history, the Company's experience that its options, on average, are exercised within five years of grant, a $1.00 dividend and a 3.25% rate of dividend increase. Options expiring in January 2012 are assumed to have stock volatility of 35.2% and a 4.23% risk-free interest rate.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information, with respect to the Named Executives, concerning the exercise of options during fiscal year 2002 and unexercised options at December 31, 2002:

                      AGGREGATED OPTION EXERCISES IN 2002
                         AND OPTION VALUES AT 12/31/02

                                                                                       VALUE OF UNEXERCISED
                                SHARES                   NUMBER OF SECURITIES              IN-THE-MONEY
                               ACQUIRED                 UNDERLYING UNEXERCISED              OPTIONS AT
                                  ON        VALUE      OPTIONS AT 12/31/02(#)(2)          12/31/02($)(3)
                               EXERCISE   REALIZED    ---------------------------   ---------------------------
NAME                             (#)       ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           --------   ---------   -----------   -------------   -----------   -------------
D. C. Hathaway --............   57,500    1,153,233     337,500        100,000       1,216,925             0
  Chairman, President & Chief
  Executive Officer
G. D. H. Butler --...........    1,000       10,240      67,000         24,000         325,190             0
  Senior Vice President --
  Operations
Paul C. Coppock --...........   40,000      680,961     115,000         24,000         355,000             0
  Senior Vice President,
  Chief Administrative
  Officer, General Counsel &
  Secretary
S. D. Fazzolari --...........   24,000      393,750     100,000         24,000         354,540             0
  Senior Vice President,
  Chief Financial Officer &
  Treasurer
R. W. Kaplan --..............   18,200      331,283     109,000         24,000         435,200             0
  Senior Vice President --
  Operations

---------------
(1) Represents the difference between the exercise price and the market price of common stock on the date of exercise.

(2) Options granted during a particular year are not exercisable for twelve months following the date of grant (two years for 2002 grants) unless a change in control of the Company occurs.

(3) Represents the difference between the exercise price and the market price of common stock on December 31, 2002, multiplied by the number of in-the-money unexercised options contained in the respective category. Average market price at December 31, 2002 was $31.87 per share. Options are in-the-money when the market price of the underlying securities exceeds the exercise price.

STOCK PERFORMANCE GRAPH

     The following performance graph compares the yearly percentage change in the cumulative total stockholder return (assuming the reinvestment of dividends) on the Company's common stock against the cumulative total return of the Standard & Poor's MidCap 400 Index and the Dow Jones Industrial-Diversified Index for the past five years. The graph assumes an initial investment of $100 on December 31, 1997 in the Company's common stock or in the underlying securities which comprise each of those market indices. The information contained in the graph is not necessarily indicative of future Company performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

          AMONG HARSCO CORPORATION, S&P MIDCAP 400 INDEX AND DOW JONES
                       INDUSTRIAL-DIVERSIFIED INDEX(1)(2)
                         FISCAL YEAR ENDING DECEMBER 31

                                  [LINE GRAPH]

--------------------------------------------------------------------------------
                        1997      1998      1999      2000      2001      2002
--------------------------------------------------------------------------------
 Harsco Corporation      100        72        78        63        90        87
 S&P MidCap 400
  Index                  100       119       137       161       160       136
 Dow Jones
Industrial-Diversified   100       129       174       175       158       102

---------------

(1) Peer companies included in the Dow Jones Industrial-Diversified Index are:
    Albany International Corp., Briggs & Stratton Corp., Carlisle Companies Inc., Crane Company Inc., Dover Corporation, Eaton Corp., Emerson Electric Co., Flowserve Corp., FMC Corporation, General Electric Co., Honeywell International Inc., IDEX Corp., Illinois Tool Works, Inc., Ingersoll-Rand Company, ITT Industries Inc., Kaydon Corp., Kennametal Inc., Minnesota Mining & Manufacturing Co., Mueller Industries Inc., Parker Hannifin Corporation, Pentair Inc., Rockwell Automation Corp., The Shaw Group Inc., Teleflex Inc., Textron Inc., The Timken Company and Tyco International Ltd.

(2) In December 2001, Dow Jones restructured its industry classification system. The net result of this change is that all US indexes will show differences when compared to the prior index series.

RETIREMENT PLANS

     The Company provides retirement benefits for each officer under the Supplemental Retirement Benefit Plan ("Supplemental Plan"). All executive officers are covered by the Supplemental Plan excepting G.D.H. Butler who is covered by the U.K. pension plan described below. Until December 31, 2002, the Supplemental Plan replaced the 401(k) Company match lost due to government limitations on such contributions. The replacement was in the form of phantom shares as more fully described in footnote 2 on page 20. The Plan was amended effective January 1, 2003, to eliminate any future replacement of lost company match and any further granting of phantom shares. All U.S. executive officers are also covered by the qualified pension plan. Each plan is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are reduced. The Supplemental Plan also provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The Supplemental Plan provides for a preretirement death benefit payable in a monthly benefit to a beneficiary designated by the participant for participants who die after qualifying for benefits. The Supplemental Plan also includes provisions which fully vest participants upon termination of employment following a "change in control" of the Company as defined in the Supplemental Plan.

     Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the Supplemental Plan is equal to a total of .8% of final average compensation up to the "Social Security Covered Compensation" as defined in the Supplemental Plan plus 1.6% of the final average compensation in excess of the "Social Security Covered Compensation" multiplied by up to 33 years of service, reduced by the benefits under the qualified plan. Final average compensation is defined as the aggregate compensation (base salary plus nondiscretionary incentive compensation) for the 60 highest consecutive out of the last 120 months prior to date of retirement or termination of employment for any reason prior to normal retirement date. The Plan was amended in 2002 to provide that for any retirements on or after January 1, 2003, the 1.6% factor in the benefit formula is reduced to 1.5% and the definition of Final Average Compensation was amended to reduce the amount of nondiscretionary incentive compensation included in the benefit calculation from 100% to 50%, for such amounts paid on or after January 1, 2003. Notwithstanding these amendments, no participant's retirement benefit shall be reduced by reason of these amendments, below the benefit accrued at December 31, 2002.

     The following table shows estimated total annual pension benefits payable to the U. S. executive officers of the Company under the qualified pension plan and the Supplemental Plan, including the Named Executives upon retirement at age 65, in various remuneration and year-of- service classifications, assuming the total pension benefit was payable as a straight life annuity guaranteed for ten years and retirement took place on January 1, 2003.

                     PENSION PLAN TABLE -- U.S. EXECUTIVES

                                                     YEARS OF SERVICE
                                 ---------------------------------------------------------
REMUNERATION(1)                    10        15        20        25        30        35*
---------------                  -------   -------   -------   -------   -------   -------
 300,000.......................   44,844    67,267    89,689   112,111   134,533   147,987
 400,000.......................   60,844    91,267   121,689   152,111   182,533   200,787
 500,000.......................   76,844   115,267   153,689   192,111   230,533   253,587
 600,000.......................   92,844   139,267   185,689   232,111   278,533   306,387
 700,000.......................  108,844   163,267   217,689   272,111   326,533   359,187
 800,000.......................  124,844   187,267   249,689   312,111   374,533   411,987
 900,000.......................  140,844   211,267   281,689   352,111   422,533   464,787
1,000,000......................  156,844   235,267   313,689   392,111   470,533   517,587
1,100,000......................  172,844   259,267   345,689   432,111   518,533   570,387
1,200,000......................  188,844   283,267   377,689   472,111   566,533   623,187
1,300,000......................  204,844   307,267   409,689   512,111   614,533   675,987
1,400,000......................  220,844   331,267   441,689   552,111   662,533   728,787
1,500,000......................  236,844   355,267   473,689   592,111   710,533   781,587
1,600,000......................  252,844   379,267   505,689   632,111   758,533   834,387

---------------

 *  The Supplemental Plan has a 33 year service maximum.

(1) Final average compensation for the U.S. Named Executives as of the end of the last calendar year is: Mr. Hathaway: $1,336,040.20; Mr. Coppock:
    $487.951.60; Mr. Fazzolari: $418,203.40; and Mr. Kaplan: $442,028.40. The
    estimated credited years of service for each Named Executive are as follows:
    Mr. Hathaway: 36.5 years; Mr. Coppock: 21.5 years; Mr. Fazzolari: 22.5 years; and Mr. Kaplan: 23.5 years.

     The Company does not provide retiree medical benefits to its executive officers.

     The following table shows estimated total annual pension benefits payable to the U.K. executive officer of the Company, Mr. Butler, for life, under the Harsco Pension Scheme, a qualified pension plan in the U.K., upon retirement at age 60, which is normal retirement age under the Scheme, in various remuneration and year-of-service classifications, assuming the total pension benefit was payable and retirement took place on January 1, 2003. The benefit would be paid in British pounds and all amounts in the table below are stated in U.S. dollars at a conversion rate of $1.6097 = L1.00. The Scheme provides that if the participant dies within five years after starting to receive a pension, a lump sum will be paid equal to the pension payments that would have been made during the remainder of the five year period. The annual pension benefit is based on the highest annual total of salary and bonus within the last five years (or the highest average amount of annual salary plus bonus received in any three consecutive scheme years within the last ten years, if higher) ("Final Pensionable Salary") and the years of service, subject to various deductions for service prior to April 6, 1989, and a statutory limitation of two thirds of the Final Pensionable Salary. The Plan was amended in 2002 to provide that for any retirements on or after January 1, 2003, the benefit accrual rate is reduced, and the definition of Final Pensionable Salary is amended to reduce the amount of incentive bonus included in the calculation from 100% of 50% for such amounts paid on or after January 1, 2003. Notwithstanding these amendments, no participant's retirement benefit shall be reduced be reason of these amendments below the benefit accrued at December 31, 2002.

                      PENSION PLAN TABLE -- U.K. EXECUTIVE

                                                     YEARS OF SERVICE
                                 ---------------------------------------------------------
REMUNERATION(1)                    10        15        20        25        30        35
---------------                  -------   -------   -------   -------   -------   -------
 300,000.......................   50,000    78,333   111,667   145,000   178,333   200,000
 400,000.......................   66,667   104,444   148,889   193,333   237,778   266,667
 500,000.......................   83,333   130,556   186,111   241,667   297,222   333,333
 600,000.......................  100,000   156,667   223,333   290,000   356,667   400,000
 700,000.......................  116,667   182,778   260,556   338,333   416,111   466,667
 800,000.......................  133,333   208,889   297,778   386,667   475,556   533,333
 900,000.......................  150,000   235,000   335,000   435,000   535,000   600,000
1,000,000......................  166,667   261,111   372,222   483,333   594,444   666,667

---------------

(1) Final Pensionable Salary for G.D.H. Butler as of the end of the last calendar year is $753,071. The estimated credited years of service for Mr. Butler is 33.5 years.

EMPLOYMENT AGREEMENTS WITH OFFICERS OF THE COMPANY

     On September 25, 1989, the Board of Directors authorized the Company to enter into employment agreements with certain officers, including Messrs. Hathaway, Coppock and Kaplan, and subsequently with Messrs. Fazzolari and Butler (the "Agreements"). Pursuant to those authorizations, the Company entered into individual Agreements with the Named Executive Officers. The Agreements are designed as an inducement to retain the services of the officers and provide for continuity of management during the course of any threatened or attempted change in control of the Company. The Agreements are also intended to ensure that, if a possible change in control should arise and the officer should be involved in deliberations or negotiations in connection with the possible change in control, the officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in the best interests of the Company and its stockholders without concern for his position or financial well-being. Should a change in control occur, the Agreements provide for continuity of management following the change by imposing certain obligations of continued employment on the officers.

     Under the Agreements, the Company and the officers agree that in the event of a change in control, such officer will remain in the Company's employ for a period of three years from the date of the change in control (or to such officer's normal retirement date, if earlier), subject to such officer's right to resign during a thirty-day period commencing one year from the date of the change in control or for good reason, as defined in the Agreement. If such officer's employment terminates within three years after a change in control for any reason other than cause as defined in the Agreements, resignation without good reason as defined in the Agreements, or disability or death, such officer will be paid a lump sum amount equal to such officer's average annual gross income reported on Form W-2 (P-60 for Mr. Butler) for the most recent five taxable years prior to the change in control, multiplied by the lesser of 2.99 or the number of whole and fractional years left to such executive officer's normal retirement date, plus interest. The payment may be subject to reduction to avoid adverse tax consequences.

     For purposes of the Agreements, a "change in control" would be deemed to have occurred if (i) any person or group acquires 20% or more of the Company's issued and outstanding shares of common stock; (ii) the members of the Board as of the date of the Agreements (the "Incumbent Board") including any person subsequently becoming a Director whose election, or nomination for election by the Company's shareholders, was approved by a majority of the

Directors then comprising the Incumbent Board, cease to constitute a majority of the Board of the Company as a result of the election of Board members pursuant to a contested election; (iii) the stockholders approve of a reorganization, merger or consolidation that results in the stockholders of the Company immediately prior to such reorganization, merger or consolidation owning less than 50% of the combined voting power of the Company; or (iv) the stockholders approve the liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets.

     If such provisions under the applicable Agreements had become operative on January 1, 2003, the Company would have been required to pay Messrs. Hathaway, Butler, Coppock, Fazzolari and Kaplan the following termination payments based on compensation information available at December 31, 2002: $4,218,032, $1,719,121, $1,523,342, $1,288,480 and $1,386,719, respectively.

     On September 26, 1988, the Company entered into an agreement with Mr. Hathaway which provides that for purposes of calculating his retirement benefits, his years of service will be deemed to have commenced June 20, 1966.

OTHER MATTERS

     The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by use of mail, employees of the Company may solicit proxies personally or by telephone or facsimile but will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and the Company may reimburse them for their expense in so doing. The Company has retained Morrow & Co. to assist in the solicitation at a cost that is not expected to exceed $10,000 plus reasonable out-of-pocket expenses.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2004 ANNUAL MEETING OF STOCKHOLDERS

     If a stockholder of the Company wishes to submit a proposal for consideration at the 2004 Annual Meeting of Stockholders, such proposal must be received at the executive offices of the Company no later than November 28, 2003, to be considered for inclusion in the Company's Proxy Statement and Proxy Card relating to the 2004 Annual Meeting. Although a stockholder proposal received after such date will not be entitled to inclusion in the Company's Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2004 Annual Meeting in accordance with the Company's By-laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the Meeting. In the event that the Company gives less than 70 days notice of the Meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the Meeting date. The 2004 Annual Meeting is scheduled to be held on April 27, 2004. In order to nominate a candidate for election as a Director at the 2004 Annual Meeting, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 30, 2004.

                                   APPENDIX A
                               HARSCO CORPORATION
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER
                    (AS AMENDED AND RESTATED MARCH 20, 2003)

I. PURPOSE

     The Audit Committee (the "Committee") shall:

     A. Provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community with respect to its oversight of:

       (i)  The quality and integrity of the Corporation's financial statements;

       (ii) The Corporation's compliance with legal and regulatory requirements;

       (iii) The independent accountant's qualifications and independence;

       (iv) The performance of the Corporation's internal audit function and independent accountants; and

       (v) The establishment and maintenance of processes to assure that an adequate system of internal control is functioning within the Corporation.

     B. Prepare the report that SEC rules require be included in the Corporation's annual proxy statement.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. ORGANIZATION

     The Committee shall be comprised of three or more directors as determined by the Board, each of whom is determined by the Board to be independent under the rules of the New York Stock Exchange and the Sarbanes-Oxley Act. No member of the Committee may serve on the audit committee of more than three public companies, including the Corporation, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment) and there should be at least one member which the Board of Directors determines to its satisfaction from the totality of the member's education and experience, qualifies him or her to serve on the Committee as a "financial expert."

     No member of the Committee shall receive compensation other than (i) director's fees for service as a director of the Corporation, including reasonable compensation for serving on the Committee and regular stock options and benefits that other directors receive.

     The Chairman of the Board shall submit his recommendation to the Nominating and Corporate Governance Committee for the appointment of members of the Audit Committee and the Chairman of the Committee. The Board shall elect the members and Chairman of the Committee at the annual organizational meeting of the Board to serve until the next annual organizational meeting or until their successors shall be duly elected and qualified.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee will fully discuss with management any questions which it may have regarding matters within the scope of its responsibilities. As part of its job to foster open communication, the Committee shall periodically meet separately with each of management, the director of the internal auditing department and the independent accountants to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or a member of the Committee designated by the Chairman, shall meet with management and the independent accountants quarterly to review the financial statements of the Corporation as outlined in
Section IV of this Charter.

IV. RESPONSIBILITIES AND DUTIES

     The Audit Committee shall report Committee actions to the full Board of Directors and may make appropriate recommendations. The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention.

     The Committee shall be given full access to the Corporation's internal audit group, Board of Directors, corporate executives and independent accountants as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors. To fulfill its responsibilities and duties, the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

 1. Review and update this Charter annually, or more frequently as conditions dictate.

 2. Review with management and the independent accountants prior to public dissemination the Corporation's annual audited financial statements and quarterly financial statements, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and a discussion with the independent accountants of the matters required to be discussed by Statement of Auditing Standards No. 61.

 3. Discuss with management and the independent accountants the Corporation's earnings press releases, as well as additional financial information and earnings guidance that management may provide to analysts and rating agencies in accordance with Regulation FD. The Committee's discussion in this regard may be general in nature (i.e., discussion of the types of information disclosed and the type of presentation made). The discussions need not take place in advance of each earnings release or cover each instance in which the Corporation may provide earnings guidance.

 4. Review summaries of the regular internal reports to management prepared by the internal auditing department and management's response.

INDEPENDENT ACCOUNTANTS

 5. Retain and terminate independent accountants and approve all audit engagement fees and terms.

 6. Inform each registered public accounting firm performing work for the Corporation that such firm shall report directly to the Committee.

 7. Oversee the work of any registered public accounting firm employed by the Corporation, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

 8. Approve in advance any significant audit or non-audit engagement or relationship between the Corporation and the independent accountants, other than "prohibited non-auditing services."

    The following shall be "prohibited non-auditing services": (i) bookkeeping or other services related to the accounting records or financial statements of the audit client; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports; (iv) actuarial services;
    (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board prohibits through regulation.

    Notwithstanding the foregoing, pre-approval is not necessary for minor audit services if: (i) the aggregate amount of all such non-audit services provided to the Corporation constitutes not more than five percent of the total amount of revenues paid by the Corporation to its auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

    The Committee may delegate to one or more of its members the authority to approve in advance all significant audit or non-audit services to be provided by the independent accountants so long as it is presented to the full Committee at a later time.

 9. Review, at least annually, the qualifications, performance and independence of the independent accountants. In conducting its review and evaluation, the Committee should:

    (a) Obtain and review a report by the Corporation's independent accountant describing: (i) the auditing firm's internal quality-control procedures;
        (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) (to assess the auditor's independence) all relationships between the independent accountant and the Corporation;

    (b) Ensure the rotation of the lead audit partner at least every five years, and consider whether there should be regular rotation of the audit firm itself.

    (c) Confirm with any independent accountant retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Corporation in each of the five previous fiscal years of that Corporation.

    (d) Take into account the opinions of management and the Corporation's internal auditors (or other personnel responsible for the internal audit function).

FINANCIAL REPORTING PROCESSES

10. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent accountant reports from management and the independent accountant regarding: (i) all critical accounting policies and practices to be used by the Corporation; (ii) analyses prepared by management and/or the independent accountant setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information with generally accepted accounting principles that have been discussed with the Corporation's management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent accountant; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection of application of accounting principles; (iv) major issues as to the adequacy of the Corporation's internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent accountant and the Corporation's management.

11. Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

12. Review with the independent accountant (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent accountant's activities or on access to requested information, and any significant disagreements with management (which the committee will work with management to resolve in accordance with Section IV. 7 of this Charter) and (ii) management's responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent accountant (i) any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement and
    (iii) any "management" or "internal control" letter issued, or proposed to be issued, by the independent accountant to the Corporation.

13. Review and discuss with the independent accountant the responsibilities, budget and staffing of the Corporation's internal audit function.

INTERNAL CONTROL FRAMEWORK, CODE OF CONDUCT, AND LEGAL COMPLIANCE

14. Evaluate whether management is setting the appropriate tone at the top by communicating the importance of the Harsco Internal Control Framework and ensuring that all individuals possess an understanding of their roles and responsibilities.

15. Review periodically the Harsco Code of Conduct and ensure that management has established a system to enforce this Code.

16. Review activities, organizational structure, and qualifications of the internal audit department.

17. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

18. Review, with the organization's counsel, any legal matter that could have a significant impact on the Corporation.

19. Discuss with management and the independent accountants the Corporation's guidelines, policies and controls with respect to risk assessment and risk management. The Committee should discuss the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee is not the sole body of the Board responsible for reviewing risk assessment and control, and the Committee will support the Board's shared oversight of these matters.

20. Set clear hiring policies for employees or former employees of the independent accountants. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Corporation if the CEO, controller, CFO, chief accounting officer or any person serving in an equivalent capacity for the Corporation was employed by the registered public accounting firm and participated in the audit of the Corporation within one year of the initiation of the current audit.

21. Maintain procedures under or supplemental to the Code of Conduct for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

22. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate to fulfill the purposes of the Charter.

REPORTS

23. Provide the report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation's proxy statement for each annual meeting.

24. Report regularly to the full Board of Directors including:

    (i) with respect to any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the Corporation's independent accountants or the performance of the internal audit function;

    (ii)  following all meetings of the Committee; and

    (iii) with respect to such other matters as are relevant to the Committee's discharge of its responsibilities.

    The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants.

     Nothing contained in this Charter is intended to alter or impair the operation of the "business judgment rule" as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the members of the Committee to rely, in discharging their oversight role, on the records of the Corporation and on other information presented to the Committee, Board of Directors or the Corporation by its officers or employees or by outside experts such as the independent accountants.

V. ANNUAL PERFORMANCE EVALUATION

     The Committee shall discuss annually, its evaluation of the Committee's effectiveness in performing its responsibilities under this Charter. The Committee shall conduct such evaluation and reviews in such manner as it deems appropriate.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE           Mark Here
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO     for Address
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1      Change or   | |
AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR              Comments
PROPOSALS 1 AND 2.

1.    ELECTION OF DIRECTORS

 FOR all nominees                     WITHHOLD
listed to the right                  AUTHORITY
(except as marked            to vote for all nominees
to the contrary)                listed to the right

       | |                               | |

NOMINEES: 01 D.C. Hathaway, 02 J.J. Jasinowski, and 03 D.H. Pierce

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2. APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the independent accountants of the Company.


          FOR                    AGAINST                     ABSTAIN

          | |                      | |                         | |

"By checking the box to the right, I consent to future
access of the Annual Report, Proxy Statements, prospectuses
and other communications electronically via the Internet. I
understand that the Company may no longer distribute printed                 | |
materials to me for any future shareholder meeting until
such consent is revoked. I understand that I may revoke my
consent at any time by contacting the Company's transfer
agent, Mellon Investor Services, Ridgefield Park, NJ and
that costs normally associated with electronic access, such
as usage and telephone charges, will be my responsibility.
Please disregard if you have previously provided your
consent decision."


PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature_______________________ Signature_______________________Date__________

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

      Internet and telephone voting is available through 11 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------           --------------------------------------            ------------------------
          Internet                                       Telephone                                         Mail
    http://www.eproxy.com/hsc                           1-800-435-6710
Use the Internet to vote your proxy.             Use any touch-tone telephone to                   Mark, sign and date
Have your proxy card in hand when                vote your proxy. Have your proxy                  your proxy card
you access the web site. You will be      OR     card in hand when you call. You will      OR      and
prompted to enter your control                   be prompted to enter your control                 return it in the
number, located in the box below, to             number, located in the box below,                 enclosed postage-paid
create and submit an electronic                  and then follow the directions                    envelope.
ballot.                                          given.
--------------------------------------           --------------------------------------            ------------------------

               If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at www.harsco.com

MELLON INVESTOR SERVICES, L.L.C.
HARSCO CORPORATION - PROXY CARD (1)

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               HARSCO CORPORATION

      The undersigned hereby appoints J.I. Scheiner, A.J. Sordoni, III and R.C. Wilburn proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side and otherwise in their discretion, all the shares of stock of Harsco Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 29, 2003 or any adjournment thereof.

   (Continued, and to be marked, dated and signed on the other side which also includes instructions on how to vote by Internet or telephone.)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                        Annual
         [LOGO OF HARSCO CORPORATION]   Meeting of
                                        Stockholders

                                        April 29, 2003 10:00 a.m.

                                        The Radisson Penn Harris
                                        Hotel and Convention Center
                                        Routes 11 and 15 at Erford Road
                                        Camp Hill, Pennsylvania